Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

MAKES HIGH GOALS . . . HIGHER!

DECLARES SPECIAL CASH DIVIDEND

FORT LAUDERDALE, FL, June 12, 2024 . . . National Beverage Corp. (NASDAQ: FIZZ), honoring its committed goal to shareholders, today announced that its Board of Directors has declared a special cash dividend of $3.25 per share to shareholders of record on June 24, 2024. FIZZ will trade ex-dividend on June 24, 2024, and the payment date for this dividend will be on or before July 24, 2024.

“With this special dividend, our twelfth in the past 20 years, FIZZ holders will have received $16.53 per share, or over $1.5 billion,” stated a company spokesperson. “Our consistent performance in unusual circumstances and excellent, innovative products continue to generate superior operating cash flows while maintaining one of the industry’s strongest balance sheets. We most recently reported eleven consecutive quarters of record sales coupled with improving gross profits and operating income. National Beverage Corp. plans to announce results for its fiscal year ended April 27, 2024 on or before June 26, 2024.”

“Team National continues its uniqueness with novel, innovative creativity that sets us apart, especially with exceptional taste and flavors that excite its devoted consumers. Retailers anticipate and expect originality from LaCroix with its superb flavor development and packaging that leads the sparkling water industry. Our newest LaCroix flavor, Mojito, brings the sensory feel of paradise directly to consumers nationally and other imaginative flavors are currently being presented to major customers. LaCroix remains as one of ‘The Most Trusted Brands in America’ as it continues its leadership in innovation,” concluded the company spokesperson.

“Patriotism” – If Only We Could Bottle It!

8100 SW Tenth Street Suite 4000 Fort Lauderdale, Florida 33324	Phone: 877-NBC-FIZZ www.nationalbeverage.com